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(VALUEVISION LOGO)                          VALUEVISION MEDIA
                                            6740 Shady Oak Road
                                            Minneapolis, MN 55344-3433
                                            Contact: Anthony Giombetti
                                            Director, Corporate Communications
                                            952-943-6017, agiombetti@shopnbc.com

FOR IMMEDIATE RELEASE

               VALUEVISION MEDIA ANNOUNCES THREE NEW BOARD MEMBERS

                  o   Allen Morgan, Managing Director, Mayfield

                  o   John Buck, CEO, Whitefish Ventures

                  o   Ron Herman, President and CEO, GE Equity

MINNEAPOLIS, MN - MARCH 23, 2004 - ValueVision Media (NASDAQ: VVTV) today announced that it has appointed three new members to its Board of Directors. The appointments, which will be effective April 22, 2004, will bring the number of directors on ValueVision's board to nine.

         o ALLEN MORGAN, MANAGING DIRECTOR, MAYFIELD. At Mayfield, a top-tier venture capital firm for more than three decades located in the San Francisco bay area, Mr. Morgan heads the firm's efforts in interactive entertainment, new media, consumer e-commerce, and Internet. Mr. Morgan also serves on a number of growth-company boards and is vice president of the Western Association of Venture Capitalists. In addition, Mr. Morgan has more than 20 years of experience in the legal profession as a corporate partner at Latham & Watkins as well as Wilson, Sonsini, Goodrich & Rosati. During his career, Mr. Morgan has represented companies, investment banks, and venture funds in a broad range of mergers & acquisitions, corporate, and transactional matters.

         o JOHN BUCK, CEO, WHITEFISH VENTURES. Mr. Buck has 30-plus years of business experience in the retail and healthcare industries, holding senior executive management positions at Graco, Honeywell, Alliant Tech Systems, and Fingerhut. Mr. Buck currently serves as non-executive Chairman of the Board of Medica, the second largest health plan in Minnesota. Mr. Buck is also involved with a number of entrepreneurial ventures in the health care, database marketing, and leisure industries.

         o RON HERMAN, PRESIDENT AND CEO, GE EQUITY. Mr. Herman has a 20-year-long career at General Electric, primarily in M&A and private equity. Prior to his current role, which he assumed in June 2003, Mr. Herman was general manager of Corporate Mergers and Acquisitions in GE's headquarters in Fairfield, CT. Mr. Herman also holds board seats on the GEMS Asia Investment Fund and the Stamford Boys and Girls Club. In addition, Mr. Herman is an observer on the board of the FGIC Corporation, parent of Financial Guaranty Insurance Company.

"Our new Board members bring many years of experience and expertise in the fields of direct marketing, e-commerce, technology, and business development," said William Lansing, President and CEO of ValueVision. "I greatly appreciate their energy and enthusiasm, and I look forward to their guidance in working with them to achieve the real potential of ShopNBC."

                                    - MORE -

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ValueVision's Board of Directors now consists of the following individuals:

         o        Marshall Geller, Principal of Geller & Friend Capital Partners

         o        John Buck, CEO of Whitefish Ventures

         o        Brandon Burgess, EVP, NBC Corporate Development

         o        Ron Herman, President and CEO, GE Equity

         o        Jay Ireland, President, NBC Television Stations

         o        Will Lansing, President and CEO, ValueVision Media

         o        Robert Korkowski, former CFO of G. Heileman Brewing Company

         o        Allen Morgan, Managing Director, Mayfield

         o        Paul Tosetti, Partner, Latham & Watkins

"I am pleased with ValueVision's direction in corporate governance," said Marshall Geller, ValueVision Media's Chairman of the Board. "The new composition of the Board, with its greater diversity, independence, and separation of CEO and Chairman roles, points toward greater corporate responsibility leading to enhanced shareholder confidence."

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company's programming and the fees associated therewith; the success of the Company's e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company's operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

ValueVision Media operates in the converged world of television and e-commerce. The live home shopping industry, the majority of ValueVision's business, is $7 billion and growing at a double digit rate annually while the attendant e-commerce space is many times that size and also growing substantially. The Company owns and operates the nation's third largest home shopping network, ShopNBC, with fiscal 2003 sales of $617 million. At the close of fiscal 2003, ShopNBC was broadcast into approximately 60 million cable and satellite homes. The Company also operates ShopNBC.com, which contributed $111 million in sales in fiscal 2003. In addition, the Company operates wholly owned subsidiary FanBuzz, a leading provider of e- commerce solutions to sports, entertainment, and media brands, such as the National Hockey League, United Media's Peanuts, and ESPN. GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please visit the Company's website at www.valuevisionmedia.com.

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